EQUITABLE HOLDINGS REPORTS FIRST QUARTER 2023 RESULTS
_______________________________________
•Strong results across Retirement1, Asset and Wealth Management businesses with $3.2 billion core inflows2

•Robust balance sheet, strong capital position with $1.8 billion3 of cash at HoldCo and high quality investment portfolio with 96% of fixed maturities rated investment grade

•Net income of $177 million; Net income per share of $0.45

•Non-GAAP operating earnings4 of $364 million, or $0.96 per share; adjusting for notable items5, Non-GAAP operating earnings of $456 million, or $1.21 per share

•Returned $286 million in the quarter, consistently delivering on payout target

_______________________________________
New York, NY, May 3, 2023 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the first quarter ended March 31, 2023.
“We reported non-GAAP operating earnings of $0.96 per share, or $1.21 per share after adjusting for notable items, up 9% compared to the fourth quarter 2022 and down 18% compared to the prior year quarter. Adjusted results, which account for volatility in mortality and lower alternatives performance, were in line with expectations with equity markets driving fee-based earnings. Our Retirement, Asset and Wealth Management businesses continue to generate strong new business value with in-demand offerings leading to $3.2 billion in core net inflows2.” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “With an increasing focus on the balance sheet across our industry, we are well-positioned for periods of market stress with a conservatively positioned and high quality investment portfolio, which is A2-rated with fixed maturities that are 96% investment grade, and a strong capital position supported by $1.8 billion of cash and liquid assets at Holdings3.”

Mr. Pearson concluded, “This quarter, we have also enhanced our disclosures, providing further transparency into the strength of our integrated business model, and look forward to highlighting the significant opportunity ahead for Equitable Holdings at our inaugural Investor Day on May 10th.”

1 Includes Individual Retirement, Group Retirement and Protection Solutions
2 Includes Individual Retirement, Group Retirement, Investment Management and Research and Wealth Management segments.
3 Holding Company cash of $2.4 billion as of March 31, 2023; $1.8 billion is net of $520 million debt repayment in April 2023.
4 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Consolidated Results
	First Quarter
(in millions, except per share amounts or unless otherwise noted)	2023	2022
Total Assets Under Management/Administration (“AUM/A”, in billions)	$864	$935
Net income attributable to Holdings	177	530
Net income attributable to Holdings per common share	0.45	1.32
Non-GAAP operating earnings	364	499
Non-GAAP operating earnings per common share (“EPS”)	0.96	1.24
As of March 31, 2023, total AUM/A was $864 billion, a year-over-year decrease of 7.6%, driven by lower markets over the prior twelve months.
The Net income attributable to Holdings for the first quarter of 2023 was $177 million compared to $530 million in the first quarter of 2022.

Non-GAAP operating earnings in the first quarter of 2023 was $364 million compared to $499 million in the first quarter of 2022. Adjusting for notable items6 of $92 million, first quarter 2023 Non-GAAP operating earnings were $456 million or $1.21 per share.

As of March 31, 2023, book value per common share, including accumulated other comprehensive income (“AOCI”), was $6.10. Book value per common share, excluding AOCI, was $24.25.
6 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement (“IR”) reported net inflows of $932 million supported by continued demand for industry-leading RILA products with first year premiums up 12% over prior year.
◦Group Retirement (“GR”) reported net inflows of $30 million led by the tax-exempt market which had $639 million of total premiums in the quarter.
◦Investment Management and Research (AllianceBernstein or “AB”)7 reported net inflows of $0.8 billion, with $1.8 billion of active inflows, meeting demand for taxable fixed income and municipals in higher rate environment.

◦Protection Solutions (“PS”) reported $786 million in gross written premiums, up 1% over prior year quarter, with $330 million of gross premiums in the quarter continuing the Company’s strategic shift toward accumulation-oriented VUL.

◦Wealth Management (“WM”) reported net inflows of $1.4 billion supported by $2.3 billion of advisory sales continuing the Company’s shift toward fee-based advisory AUA.

◦Legacy (“L”) reported $523 million net outflows and continues to run-off at $2 billion to $3 billion per annum.

•Capital management program:
◦The Company returned $286 million to shareholders in the quarter, including $72 million of quarterly cash dividends and $214 million of share repurchases, which is in line with our 55-65% payout target.
◦The Company intends to increase its quarterly cash dividend from $0.20 to $0.22 per share in the second quarter.8
◦The Company reported cash and liquid assets of $1.8 billion at Holdings9, which remains above the $500 million minimum target, with a continued focus on maximizing financial flexibility to support consistent capital return.

◦Fair value hedging program targets the Company’s economic liability while protecting the statutory balance sheet to CTE98 and maintained over 95% hedging effectiveness in the quarter.
.

7 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
8 Any declaration of dividends will be at the discretion of the Board of Directors and will depend on our financial condition and other factors.
9 Holding Company cash of $2.4 billion as of March 31, 2023; $1.8 billion is net of $520 million debt repayment in April 2023.

•Delivering long-term shareholder value:
◦Continuing to deliver 8-10% long-term annualized Non-GAAP EPS growth supported by the Company realizing $60 million of its $80 million net expense savings target. The Company is on track to complete the program by year end 2023.

◦Enhanced disclosures highlight the strength of the Company’s integrated business model, delivering organic growth across Retirement, Asset Management and the Company’s new Wealth Management segment.

◦New Legacy segment, which includes more capital intensive pre-2011 fixed-rate variable annuities previously reported in Individual Retirement, represents approximately 16% of account value10 with $2 billion to $3 billion of expected outflows per annum.
10 Includes Individual Retirement, Group Retirement and Legacy segment account value.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q1 2023	Q1 2022
Account value (in billions)	$78.8	$79.6
Segment net flows	932	665
Operating earnings (loss)	200	203
•Account value decreased by 1% primarily due to lower markets, partially offset by continued demand for protected equity products through volatile markets.
•Net inflows of $932 million were higher over prior year quarter supported by continued demand for less capital-intensive products which include industry leading RILA offerings.
•Operating earnings decreased from $203 million in the prior year quarter to $200 million, primarily driven by lower fee-type revenue on lower average account values partially offset by higher net investment income due to higher SCS asset balances.

•Operating earnings adjusting for notable items11 increased from $200 million in the prior year quarter to $204 million. Notable items of $4 million in the current period reflect lower net investment income from alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q1 2023	Q1 2022
Account value (in billions) (1)	$33.6	$46.0
Segment net flows (2)	30	523
Operating earnings (loss)	89	144
(1) Effective October 3, 2022, AV excludes activity related to ceded AV to Global Atlantic. In addition, roll-forward reflects the AV ceded to Global Atlantic as of the transaction date.
(2) For the three months ended March 31, 2023, net out flows of $180 million are excluded as these amounts are related to ceded AV to Global Atlantic.

•Account value decreased by 27% driven primarily by the reinsurance transaction with Global Atlantic, which reduced account value by c. $9.4 billion, and market performance over the prior twelve months.
•Net inflows of $30 million decreased versus prior year quarter, primarily due to a large institutional mandate in the first quarter of 2022, with tax-exempt channel inflows in the current period supported by premiums of $639 million and lower redemptions due to reinsured policies.
•Operating earnings decreased from $144 million in the prior year quarter to $89 million primarily due to lower net investment income from alternatives income and lower fee-type revenue on lower average account values.

•Operating earnings adjusting for notable items12 decreased from $139 million in the prior year quarter to $97 million. Notable items of $8 million reflect lower net investment income from alternatives.
11 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
12 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

AllianceBernstein

(in millions, unless otherwise noted)	Q1 2023	Q1 2022
Total AUM (in billions)	$675.9	$735.4
Segment net flows (in billions)	0.8	11.4
Operating earnings (loss)	99	136
•AUM decreased by 8% due to market performance over the prior twelve months.
•First quarter net inflows of $0.8 billion were driven by net inflows of $1.6 billion in Retail and $1.9 billion in Private Wealth with growth in the quarter driven by taxable bonds, municipals and money markets.
•Operating earnings decreased from $136 million in the prior year quarter to $99 million, primarily due to lower base fees on lower average AUM and lower performance fees.

Protection Solutions

(in millions)	Q1 2023	Q1 2022
Gross written premiums	$786	$778
Annualized premiums	292	77
Operating earnings (loss)	(35)	(3)
•Gross written premiums increased 1% year-over-year with higher Employee Benefits premiums partially offset by lower Life premiums compared to prior year quarter.
•Operating earnings decreased from a $3 million loss in the prior year quarter to a $35 million loss, primarily due higher than expected mortality and lower net investment income from lower alternatives income.
•Operating earnings adjusting for notable items13 decreased from $109 million in the prior year quarter to $46 million. Notable items of $81 million reflect elevated mortality and lower net investment income from alternatives.

13 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q1 2023	Q1 2022
Total AUA (in billions)	$75.6	$78.9
Net Flows (in billions)	1.4	1.7
Operating earnings (loss)	32	32
•AUA decreased by 4% due to market performance, partially offset by net inflows, over the last twelve months.
•First quarter net inflows of $1.4 billion supported by Advisory net inflows of $828 million in the quarter.
•Operating earnings were $32 million, in line with prior year quarter, with higher interest income offsetting lower fees on lower balances.

Legacy

(in millions)	Q1 2023	Q1 2022
Account value (in billions)	$22.0	$26.8
Net Flows (1)	(523)	(613)
Operating earnings (loss)	60	63
(1) Net flows excluded as it relates to AV ceded to Venerable for the discrete periods of March 31, 2022 and March 31, 2023 were $(316) million and $(292) million, respectively.

•Account value decreased by 18% primarily due to lower markets and expected outflows over the prior twelve months.
•First quarter net outflows of $523 million in line with expectations as this business continues to run-off at $2 billion to $3 billion per annum.
•Operating earnings decreased from $63 million in the prior year quarter to $60 million, primarily due to lower fees on lower account balances.
•Operating earnings adjusting for notable items14 increased from $60 million in the prior year quarter to $64 million. Notable items of $4 million in the current period reflect lower net investment income from alternatives.

Corporate and Other (“C&O”)
Operating loss of $81 million in the first quarter increased compared to operating loss of $76 million in the prior year quarter, primarily driven by higher interest credited partially offset by higher net investment income and lower expenses compared to the prior year quarter. Operating loss after adjusting for notable items15 increased from $82 million in the prior year quarter to $86 million.
14 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
15 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended March 31,
(in millions)	2023	2022
Non-GAAP Operating Earnings	364	$499
Post-tax Adjustments related to notable items:
Individual Retirement	4	(3)
Group Retirement	8	(5)
Investment Management and Research	—	—
Protection Solutions	81	112
Wealth Management	—	—
Legacy	4	(3)
Corporate & Other	(5)	(6)
Notable items subtotal	92	95
Less: impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$456	$594

Impact of notable items by item category:

	Three Months Ended March 31,
(in millions)	2023	2022
Non-GAAP Operating Earnings	364	$499
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—
Mortality	62	143
Expenses	—	—
Net Investment Income	47	(24)
Subtotal	109	119
Post-tax impact of Notable Items	92	95
Less: impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$456	$594

Impact of Notable Items by segment and corporate & other:

Three months ended 3/31/2023 ($m)	IR	GR	AB	PS	WM	L	C&O	Consolidated
Non-GAAP Operating Earnings	200	89	99	(35)	32	60	(81)	364
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	—	—	—	—	—
Mortality	—	—	—	77	—	—	(15)	62
Expenses	—	—	—	—	—	—	—	—
Net Investment Income	4	9	—	19	—	5	9	47
Pre-tax Subtotal	4	9	—	96	—	5	(6)	109
Tax adjustment	(1)	(1)	—	(15)	—	(1)	1	(17)
Post-tax impact of Notable Items	4	8	—	81	—	4	(5)	92
Impact of Actuarial Assumption Update	—	—	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	204	97	99	46	32	64	(86)	456
					0
Three months ended 3/31/2022 ($m)	IR	GR	AB	PS	WM	L	C&O	Consolidated
Non-GAAP Operating Earnings	203	144	136	(3)	32	63	(76)	499
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	—	—	—	—	—
Mortality	—	—	—	143	—	—	—	143
Expenses	—	—	—	—	—	—	—	—
Net Investment Income	(3)	(6)	—	(8)	—	(3)	(4)	(24)
Pre-tax Subtotal	(3)	(6)	—	135	—	(3)	(4)	119
Tax adjustment	(1)	0	—	(23)	—	0	(1)	(24)
Post-tax impact of Notable Items	(3)	(5)	—	112	—	(3)	(6)	95
Impact of Actuarial Assumption Update	—	—	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	200	139	136	109	32	60	(82)	594

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET May 4, 2023 to discuss its first quarter 2023 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH First Quarter 2023 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,300 employees and financial professionals, $864 billion in assets under management and administration (as of 3/31/2023) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Işıl Müderrisoğlu
(212) 314-2476
IR@equitable.com

Media Relations
Sophia Kim
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of plateauing or decreasing economic growth and geopolitical conflicts and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; and a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period, and a decrease of a deferred tax valuation allowance.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(in millions)	2023	2022
Net income (loss) attributable to Holdings	$177	$530
Adjustments related to:
Variable annuity product features	861	(616)
Investment (gains) losses	87	326
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	9	19
Other adjustments (1) (2)	45	228
Income tax expense (benefit) related to above adjustments	(210)	9
Non-recurring tax items (3)	(605)	3
Non-GAAP Operating Earnings	$364	$499

_______________
(1)Includes certain gross legal expenses related to the cost of insurance litigation, and claims related to a commercial relationship of, $0 million and $59 million for the three months ended March 31, 2023 and 2022, respectively. Includes policyholder benefit costs of $75 million for the three months ended March 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
(2)Includes Non-GMxB related derivative hedge losses of $0 million and ($2) million for the three months ended March 31, 2023 and 2022, respectively.
(3) For the three months ended March, 31 2023, non-recurring tax items reflect the effect of uncertain tax positions for a given audit period and a decrease of a deferred tax valuation allowance.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,
(per share amounts)	2023	2022
Net income (loss) attributable to Holdings (1)	$0.49	$1.35
Less: Preferred stock dividend	0.04	0.04
Net Income (loss) available to common shareholders	0.45	1.33
Adjustments related to:
Variable annuity product features	2.36	(1.57)
Investment (gains) losses	0.24	0.83
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.02	0.05
Other adjustments (2) (3) (4)	0.13	0.58
Income tax expense (benefit) related to above adjustments	(0.58)	0.02
Non-recurring tax items (5)	(1.66)	0.01
Non-GAAP Operating Earnings	$0.96	$1.25

_______________
(1)For periods presented with a net loss, basic shares are used for EPS.
(2)The impact per common share is $0.00 and $0.21 for the three months ended March 31, 2022. Separation costs were completed during 2021.
(3)Includes certain gross legal expenses related to the cost of insurance litigation and claims related to a commercial relationship of $0 million and $59 million for the three months ended March 31, 2023 and 2022, respectively. Includes policyholder benefit costs of $75 million for the three months ended March 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. The legal accruals impact per common share is $0.00 and $0.15 for the three months ended March 31, 2023 and 2022, respectively. Includes policyholder benefit costs of $0.19 for the three months ended March 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. No adjustments were made to prior period Non-GAAP Operating EPS as the impact was immaterial.
(4)Includes Non-GMxB related derivative hedge losses of $0.01 and $(0.01) for the three months ended March 31, 2023 and 2022, respectively.
(5) For the three months ended March, 31 2023, non-recurring tax items reflect the effect of uncertain tax positions for a given audit period and a decrease of a deferred tax valuation allowance.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	March 31, 2023	December 31, 2022
Book value per common share	$6.10	$(0.44)
Per share impact of AOCI	18.15	24.63
Book Value per common share, excluding AOCI	$24.25	$24.19

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in millions)
REVENUES
Policy charges and fee income	$588	$650
Premiums	276	247
Net derivative gains (losses)	(841)	159
Net investment income (loss)	990	804
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(66)	10
Other investment gains (losses), net	(21)	(336)
Total investment gains (losses), net	(87)	(326)
Investment management and service fees	1,180	1,355
Other income	251	257
Total revenues	2,357	3,146
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	730	802
Remeasurement of liability for future policy benefits	4	22
Change in market risk benefits and purchased market risk benefits	20	(467)
Interest credited to policyholders’ account balances	463	313
Compensation and benefits	583	596
Commissions and distribution-related payments	380	422
Interest expense	61	47
Amortization of deferred policy acquisition costs	152	143
Other operating costs and expenses	423	534
Total benefits and other deductions	2,816	2,412
Income (loss) from continuing operations, before income taxes	(459)	734
Income tax (expense) benefit	725	(137)
Net income (loss)	266	597
Less: Net income (loss) attributable to the noncontrolling interest	89	67
Net income (loss) attributable to Holdings	177	530
Less: Preferred stock dividends	14	14
Net income (loss) available to Holdings’ common shareholders	$163	$516

Earnings Per Common Share

	Three Months Ended March 31,
	2023	2022
	(in millions)
Earnings per common share
Basic	$0.45	$1.33
Diluted	$0.45	$1.32
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	361.9	388.6
Weighted average common stock outstanding for diluted earnings per common share (1)	364.1	391.7

(1)Due to net loss for the three months ended March 31, 2022 approximately 3.1 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended March 31,
	2023	2022
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$200	$203
Group Retirement	89	144
Investment Management and Research	99	136
Protection Solutions	(35)	(3)
Wealth Management	32	32
Legacy	60	63
Corporate and Other (1)	(81)	(76)
Non-GAAP Operating Earnings	$364	$499

(1)Includes interest expense and financing fees of $62 million and $53 million for the three months ended March 31, 2023, and 2022 respectively.

Select Balance Sheet Statistics

	March 31, 2023	December 31, 2022
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$101,241	$97,378
Separate Accounts assets	119,752	114,853
Total assets	261,500	252,702

LIABILITIES
Long-term debt	$3,819	$3,322
Future policy benefits and other policyholders' liabilities	16,738	16,603
Policyholders’ account balances	86,761	83,866
Total liabilities	255,416	249,106

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(6,516)	(8,992)
Total equity attributable to Holdings	$3,754	$1,401
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,708	8,831

Assets Under Management (Unaudited)

	March 31, 2023	December 31, 2022
	(in billions)
Assets Under Management
AB AUM	$675.9	$646.4
Exclusion for General Account and other Affiliated Accounts	(69.3)	(66.8)
Exclusion for Separate Accounts	(39.5)	(38.2)
AB third party	$567.2	$541.4

Total company AUM
AB third party	$567.2	$541.4
General Account and other Affiliated Accounts (1) (3) (4)	101.2	97.4
Separate Accounts (2) (3) (4)	119.8	114.9
Total AUM	$788.1	$753.6

_______________
(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022 and March 31, 2023, Separate Account and General Account AUM is inclusive of $15.1 billion, $60 million, $12.7 billion, $60 million, $11.7 billion, $58 million, $12.1 billion, $56 million, $12.3 billion and $54 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-K.
(4) As of March 31, 2022 and December 31, 2023, Separate Account is inclusive $0.0 billion and $5.6 billion & General Account AUM is inclusive $0.0 billion and $3.9 billion, respectively, Account Value ceded to Global Atlantic. For additional information on the Global Atlantic transaction see MD&A - Executive Summary “Global Atlantic Reinsurance Transaction" within the 10-K.